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Exhibit 10.10

WAIVER AGREEMENT

        This WAIVER AGREEMENT (this "Waiver") is entered into by and between THE TITAN CORPORATION, a Delaware corporation (the "Company") and RONALD B. GORDA ("Executive"), effective as of the 2nd day of June 2005.

        WHEREAS, the Company entered into an Executive Severance Agreement with Executive as of November 1995 (the "Executive Severance Agreement"), to provide for the payment of severance in the event of certain employment termination events;

        WHEREAS, the Board of Directors of the Company has adopted, in connection with the transactions contemplated under that certain Agreement and Plan of Merger (the "Merger"), by and among the Company, L-3 Communications Corporation, a Delaware corporation (the "Parent"), and Saturn VI Acquisition Corp., a wholly-owned subsidiary of Parent (the "Merger Agreement"), a severance plan for the benefit of certain key employees of the Company (the "Severance Plan");

        WHEREAS, pursuant to Section 4.4 of the Executive Severance Agreement, Executive may waive and terminate all of his rights to any benefits, payments or interests arising thereunder; provided, such waiver is made in writing and is signed by Executive and a duly authorized officer of the Company;

        WHEREAS, as a condition to Executive's participation in the Severance Plan, the Executive shall be required to waive and terminate all of his rights to any benefits, payments or interests he may have pursuant to the terms of the Executive Severance Agreement, subject to the closing of the Merger; and

        WHEREAS, Executive wishes to waive and terminate all of his rights to any benefits, payments and interests under the Executive Severance Agreement, subject to the closing of the Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties do hereby agree to the following:

  Section 1.    Waiver of Benefits and Payments

        Executive hereby waives all of his rights to any benefits, payments or interests arising under the Executive Severance Agreement, and agrees that the Executive Severance Agreement shall be terminated and of no further force or effect. Notwithstanding the foregoing, the waiver and termination provided in this Section 1 shall only become effective as of the closing date of the Merger, and shall not become effective and shall be null and void upon any termination of the Merger Agreement in accordance with its terms.

  Section 2.    Employee Release

        (a)   As used in this Waiver, the term "claims" shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, judgments, losses and liabilities (including attorney's fees and costs), of whatsoever kind or nature, in law, equity or otherwise.

        (b)   For and in consideration of Executive's eligibility to participate in the Severance Plan and other good and valuable consideration, Executive, for and on behalf of himself and his heirs, administrators, executors and assigns, as of the date hereof, does hereby fully and forever release, remise and discharge the Company and its respective subsidiaries and affiliates (and their respective predecessors and successors), together with their respective officers, directors, partners, shareholders, employees, agents and advisors (such enumerated entities and persons individually and collectively referred to herein as the "Releasees") from any and all claims that Executive had, may have had, or now has against the Company and the Releasees, for any benefits, awards or payments or any other claims arising out of or relating to the Executive Severance Agreement. Executive further hereby releases and discharges Company and the Releasees not only from any and all claims that Executive could have made on his own behalf but also from those that may or could be brought by any person, governmental authority or organization and waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Company or the Releasees arises, in whole or in part, from any act, event, matter, omission or thing whatsoever that occurred on or prior to the date hereof that relates to any rights Executive may have under the Executive Severance Agreement. The releases under this Section 2(b) shall be full and final and Executive hereby waives any right or claim of any right to assert hereafter that any matter or claim released has, through ignorance, oversight or error, been omitted from the terms of any such release. Notwithstanding the foregoing, the release provided in this Section 2 shall only become effective as of the closing date of the Merger, and shall not become effective and shall be null and void upon any termination of the Merger Agreement in accordance with its terms.

  Release and Waiver of Claims Under California Civil Code Section 1542

        In the event Executive lives or works in California, no claim, demand, action or cause of action is reserved, and Executive hereby waives any and all rights that he may have under the provisions of Section 1542 of the California Civil Code, which provides as follows:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        (c)   Executive represents and warrants that he has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against the Company or the Releasees with any federal, state or local court of any administrative, regulatory or arbitration agency or body and Executive agrees not to file, assert or commence any complaint, claim, action or proceeding of any kind against the Company or any of the Releasees with any federal, state or local court or any administrative, regulatory or arbitration agency or body with respect to any matter from the beginning of the world to the date of this Waiver that relates to any rights Executive may have under the Executive Severance Agreement.

  Section 3.    Governing Law.

        THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

  Section 4.    Entire Agreement

        This Waiver constitutes the entire understanding and agreement of the parties hereto regarding Executive's waiver and release of any and all benefits, payments or interests under the Executive Severance Agreement. This Waiver supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Waiver.

  Section 5.    Section Headings.

        The headings of the sections and subsections of this Waiver are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Waiver or of any term or provision hereof.

[signature page follows]

        IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first above written.

THE TITAN CORPORATION
By:

Name:
Title:
RONALD B. GORDA

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  Exhibit 10.10
WAIVER AGREEMENT